Contact:

Patriot National Bank

900 Bedford Street

Stamford, CT 06901

Charles F. Howell

President and CEO

Robert F. O’Connell

SEVP & CFO

(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER EARNINGS

Patriot National Bancorp, Inc. (NASDAQ Small Cap “PNBK”), the parent of Patriot National Bank, reported net income for the quarter ended June 30, 2005 of $351,000 ($0.14 diluted income per share), an increase of 46%, compared to $240,000 ($0.10 diluted income per share) for the quarter ended June 30, 2004.  For the six months ended June 30, 2005, net income of $638,000 ($0.25 diluted income per share) was also up 46% compared to net income of $436,000 ($0.17 diluted income per share) reported for the six months ended June 30, 2004.  Strong growth in loans and deposits resulted in higher levels of net interest income and an improved net interest margin.

Total deposits increased $62 million, or 20%, from $305 million at June 30, 2004 to $367 million at June 30, 2005.  The growth in deposits was the result of contributions from both established branches and de novo branches opened during the current branch expansion program.  Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the Bank opened its tenth branch in Southport, CT at the end of June.  It is expected that this excellent location will make a significant impact on the continued expansion of the Bank’s customer base.

Total loans increased $75 million, or 33%, from $226 million at June 30, 2004 to $301 million at June 30, 2005.  Included in the $75 million increase is $21 million of purchased owner occupied adjustable rate residential mortgage loans secured by properties located in the Bank’s general market area.  Excluding purchased loans, the Bank’s loan portfolio increased 24%.  In addition to a 25% increase in commercial loans, the Bank also had excellent growth in commercial real estate, construction, and residential mortgage loans due to the continued strength in the real estate market.  Credit quality remains strong as non-accrual loans have been reduced 47% from June 30, 2004.  At June 30, 2005, the $2 million total in non-accrual loans is comprised of two loans that are well collateralized and in the process of collection, one of which totals $858 thousand and is current as to contractually due principal and interest payments.  The Bank continues to be categorized as well capitalized as defined by current bank regulations.

The increase in loans and deposits caused net interest income to increase 30% to $3,494,000 for the quarter ended June 30, 2005 compared to $2,698,000 for the quarter ended June 30, 2004.  For the six months ended June 30, 2005, net income was $6,908,000, an increase of 29% from $5,365,000 for the six months ended June 30, 2004.  An improved balance sheet mix resulted in an increase in the net interest margin of 27 basis points for the quarter ended June 30, 2005 compared to the quarter ended June 30, 2004.  The strength in the margin allowed the commercial bank reporting segment to increase pre-tax income by 53% for the quarter ended June 30, 2005 compared to the same period last year.  Non-interest expenses increased 20% for the quarter ended June 30, 2005 to $3,625,000 and increased 18% to $7,008,000 for the six months ended June 30, 2005.  The primary increases were in salaries and benefits, and occupancy and equipment expenses resulting from the addition of two branches opened in the second half of 2004 and the Southport branch opened during in the second quarter of this year.

Mr. Howell stated that he was gratified by the growth in the balance sheet and the continued increase in core earnings.  The Company continues to execute its long term plan by building a high quality banking and financial services organization.  Mr. Howell said that the Company remains focused on providing quality products and excellent service to an expanding customer base.  The Company remains intent on increasing market share in existing locations while continuing to identify quality markets with strong potential for future branch expansion.  Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Darien, Greenwich, Norwalk, Old Greenwich, Southport and Wilton, CT.  Patriot National Bank also has loan production offices in Stamford, Connecticut and Melville, New York.

Quarter Ended June 30	2005	2004
Net interest income	$3,494	$2,698
Non-interest income	821	776
Non-interest expense	3,625	3,012
Provision for loan losses	100	60
Income before taxes	590	402
Assets at period end	415,733	353,544

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.